EXHIBIT 21

SUBSIDIARIES OF RAYONIER INC.

As of 12/31/2008

Name of Subsidiary	State/Country of Incorporation/Organization

Matariki Forests	New Zealand
Matariki Forestry Group	New Zealand
Rayonier Canterbury, LLC	Delaware
Rayonier Forest Operations, LLC	Delaware
Rayonier Forest Resources, L.P.	Delaware
The Rayonier Foundation	New York
Rayonier HB Limited	New Zealand
Rayonier Industries LTD.	New York
Rayonier New Zealand Limited	New Zealand
Rayonier New Zealand Services Company	Delaware
Rayonier Performance Fibers, LLC	Delaware
Rayonier Timberland Acquisitions Four, LLC	Delaware
Rayonier Timberlands Management, LLC	Delaware
Rayonier TRS Holdings Inc.	Delaware
Rayonier TRS West Timber, LLC	Delaware
Rayonier Wood Products, L.L.C.	Delaware
Southern Wood Piedmont Company	Delaware
TerraPointe LLC	Delaware